EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan of CoTherix, Inc. and to the incorporation by reference therein of our reports dated March 9, 2006, with respect to the financial statements and schedule of CoTherix, Inc. included in its Annual Report (Form 10-K) for the year December 31, 2005, CoTherix, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CoTherix, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

June 1, 2006